UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 21, 2006
CLINICAL DATA, INC.
(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	000-12716 (Commission File Number)	04-2573920 (IRS Employer Identification No.)

One Gateway Center, Suite 702, Newton, Massachusetts (Address of Principal Executive Offices)	02458 (Zip Code)
Registrant’s telephone number, including area code: (617) 527-9933
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
SIGNATURES

Item 1.01. Entry into a Material Definitive Agreement.
Approval of Outside Director Compensation
          On September 21, 2006, the Board of Directors of Clinical Data, Inc. (the “Company”) approved annual director compensation for the 2007 director term. Historically, the Company has compensated its outside directors with a combination of cash and stock options. The board approved annual compensation levels for outside directors for the 2007 director term as follows:

Title	Cash Compensation	Equity Compensation
Chairman	$60,000 per year	20,000 stock options
Director	$30,000 per year	10,000 stock options
          The portion of fees paid in cash will be paid quarterly in arrears (approximately at the end of each fiscal quarter). The portion of fees paid in equity was granted on September 21, 2006, with an exercise price of $14.80, which was the fair market value of the Company’s common stock on such date. One-half of the equity portion was fully vested upon grant, with the remainder to vest on the date of the 2007 annual meeting of stockholders. In addition, the board approved a $1,000 per meeting cash compensation fee for members of the Audit Committee of the board, to be paid quarterly in arrears with all other cash compensation.
          The board also approved an arrangement with its outside directors wherein such directors are given a choice of the method for receipt of their board compensation. For the portion of fees paid in cash (described above), in lieu of such cash payments directors may choose to receive all or any part of such compensation to be paid in calendar 2007 in the form of deferred stock units (“DSUs”), so long as they make a deferral election prior to December 31, 2006. In subsequent calendar years, directors may choose to receive DSUs in lieu of all cash compensation paid for their term as a director, so long as they make a deferral election within the requisite time periods prescribed by the Internal Revenue Service. DSUs will allow directors to defer payment of their cash compensation (and taxes on such compensation) until the earlier of a date that is at least two years from the date of grant, their retirement from the board, or their death or disability. At the time of payment, the director will receive common stock of the Company in an amount equal to the number of shares that would have been purchased on the date of grant of the DSUs. The Company will grant DSUs to directors who have chosen this method of compensation on the date that it otherwise makes cash payments for director fees (approximately the end of each fiscal quarter).
          For the portion of fees paid in equity (described above), directors may choose to receive all or any part of such compensation in the form of stock options, restricted stock or restricted stock units (“RSUs”). As described above, such equity portion was granted on September 21, 2006, with one-half of such awards being fully-vested and the remainder vesting on the date of the 2007 annual meeting of stockholders. If a director chose to receive such equity compensation in the form of stock options, such options were granted with an exercise price of $14.80 per share, the fair market value of the common stock on the date of grant. If a director chose to receive such equity compensation in the form of restricted stock or RSUs, the Company used the Black-Scholes method of valuation to grant to the director that number of shares of restricted stock or RSUs that is equal to the value of 10,000 stock options (20,000 stock options in the case of the Chairman) on such date. Like DSUs, RSUs will allow a director to defer the payment of shares of the Company’s common stock (and taxes on such compensation) until the earlier of a date that is at least two years from the date of grant, their retirement from the board, or their death or disability. With RSUs, the award must vest prior to the director having any right to have the underlying shares issued, and, if a director were to terminate his or her board service prior to full vesting, the Company would not be obligated to issue any shares under a RSU to the extent that the RSU had not vested at such time. The vesting of all equity compensation will accelerate upon a change in control of the Company.
          On September 21, 2006, the Company received the elections of each of its outside directors with respect to the compensation arrangements described above. In conformance with those elections, the following compensation was approved for each of the following outside directors:

Director Name	Cash Compensation	Equity Compensation	Audit Committee Compensation
Randal J. Kirk, Chairman	$60,000 in cash	10,800 shares restricted stock	N/A
Arthur B. Malman	$30,000 in cash	5,400 shares restricted stock	$1,000 per meeting
Larry D. Horner	$30,000 in cash	10,000 stock options	$1,000 per meeting
Burton Sobel, M.D.	$30,000 in cash	10,000 stock options	$1,000 per meeting
Kevin L. Rakin	$30,000 in cash	10,000 stock options	N/A

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clinical Data, Inc.
By:	/s/ Caesar J. Belbel
Caesar J. Belbel
Executive Vice President, Chief Legal Officer and Secretary

DATE: September 27, 2006